HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION PROVIDES UPDATE ON Q2 ORDER TRENDS, ANNOUNCES PARTICIPATION IN VIRTUAL INVESTOR EVENTS

MUSCATINE, Iowa (June 1, 2020) - HNI Corporation (NYSE: HNI) today provided updates on its response to the ongoing COVID-19 pandemic crisis, recent order trends, and debt level. The Corporation also announced its participation in multiple upcoming virtual investor events and introduced a new investor presentation.

Pandemic Response Update
“Our teams remain focused on protecting the health of our members while effectively managing the business in these challenging conditions. We have been able to remain open at our major facilities and meet customer needs. I would like to recognize our dedicated members, who embody the HNI spirit in these most challenging circumstances, and who have remained committed to each other, our communities, and our customers.

“We also continue to use our facilities to produce personal protective equipment, which are being sent to first responders, healthcare systems, and hospitals in our communities. Many of our ideas for this effort came directly from members, who wanted to see how we, as an organization, could help. I want to thank our members for their ingenuity and generosity. Our member-owner culture continues to shine as we navigate this pandemic, and I am confident we will emerge a stronger company,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

The Corporation has elected to provide a mid-quarter update on orders and debt level to provide its shareholders better visibility during this period of high uncertainty.

Order Trend Update (Versus Prior-Year Period)

	April	May	QTD
Domestic Workplace Furnishings	-36%	-34%	-35%
eCommerce	+184%	+229%	+206%
Residential Building Products	-20%	+1%	-10%

“Recovery to pre-pandemic levels will take some time, but recent order trends are encouraging given the conditions. We generated positive order growth in building products during May as builders worked through their backlogs. Builder commentary and purchase mortgage applications are also encouraging and point to second half improvement. Although the recent trends are positive, we do expect short-term declines in the summer months, consistent with the recent housing permit data.

Domestic orders in workplace furnishings have stabilized and are generally showing week-over-week improvement. We expect this trend to continue as the economy improves and businesses begin to open. Our e-Commerce business continues to generate strong growth, primarily from a spike in home office demand,” said Mr. Lorenger.

Debt Level Update
As of May 23, the Corporation’s net debt totaled $154 million, which was $41 million lower than the $195 million Q1 2020 balance.

	March 28, 2020	May 23, 2020
Cash (a)	$35M	$49M
Total Debt (b)	$230M	$203M
Net Debt (b-a)	$195M	$154M

“Our balance sheet remains strong-reflecting our ability to generate strong free cash flow even in difficult conditions. Our teams are tightly managing working capital. The cost actions we previously announced are on track, and we will emerge from this crisis as a stronger company,” said Mr. Lorenger.

Upcoming Virtual Investor Events
Over the next two weeks, Marshall Bridges, Senior Vice President and Chief Financial Officer and Matt McCall, Vice President, Investor Relations and Corporate Development will participate in multiple virtual investor events, including:

•	The Benchmark Company Early Cyclicals Virtual Video 1x1 Investor Conference
Date: Tuesday, June 2nd

•	Baird's 2020 Virtual Global Consumer, Technology & Services Conference
Date: Wednesday, June 3rd

•	Sidoti & Company, LLC - West Coast Virtual Non-Deal Roadshow (Portland, Seattle, San Francisco, Los Angeles, San Diego, Denver, and Salt Lake City)
Date: Tuesday, June 9th

New Investor Presentation
Today, an updated investor presentation was posted on the Corporation’s website at http://www.hnicorp.com (under Investors - News Releases & Events). The presentation outlines key elements of the Corporation’s strategy and investment thesis. The presentation also introduces new reportable segment branding. Office Furniture becomes Workplace Furnishings, and Hearth Products is now Residential Building Products. These changes clarify how and where the Corporation’s products are used and are intended to reduce confusion.

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